Exhibit 5.1

Kenneth Guernsey

+650 504 5055

kguernsey@cooley.com

March 5, 2019

Arcus Biosciences, Inc.

3928 Point Eden Way

Hayward, CA 94545

Ladies and Gentlemen:

We have acted as counsel to Arcus Biosciences, Inc. (the “Company”), a Delaware corporation, in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 2,226,896 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), including (a) 1,781,517 shares of Common Stock (the “2018 EIP Shares”) pursuant to the Company’s 2018 Equity Incentive Plan (the “2018 EIP”) and (b) 445,379 shares (the “2018 ESPP Shares”) of Common Stock pursuant to the Company’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, the 2018 EIP, the 2018 ESPP and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2018 EIP and the 2018 ESPP, the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:   /s/ Kenneth Guernsey                             d

              Kenneth Guernsey

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com